                                                                   EXHIBIT 10.17

                                    Agreement


         This Agreement is made and effective as of the 10th day of July, 1995 by and between

         Teijin Limited, a Japanese corporation, having its registered office and principal place of business at 6-7, Minami-hommachi 1-chome, Chuo-ku, Osaka 541, Japan ("Teijin")

         and

         SpectRx Inc., a Delaware corporation, having its registered office at 6025A Unity Drive, Norcross, GA 30071, U.S.A. ("SpectRx").


                                   WITNESSETH:


         WHEREAS, both parties hereto are engaged in the design, development, production and sale of certain health care medical equipment;

         WHEREAS, SpectRx, as a research and development company, believes it has enough expertise and capacity to develop and/or produce the non-invasive HbAlc monitoring product;

         WHEREAS, Teijin is interested in the commercialization of such product in Japan and in other Asian and Oceania countries and has enough capacity to commercialize such product; and

         WHEREAS, both parties hereto are willing to conduct the joint development of such product on terms and conditions set forth herein,

         NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE 1

                                  Definitions

         1.1      As used in this Agreement:

                  "Product" shall mean a non-invasive HbAlc monitoring product developed by both parties hereto under this Agreement and using SpectRx's established basic quantitative technology. The SpectRx's basic quantitative technology is based on the measurement of fluorescent intensity and the Raleigh scattering properties of the cornea aqueous and lens tissue of the eye.



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                                    ARTICLE 2

                                 Subject Matter

         2.1 Subject to the terms and conditions of this Agreement, both parties hereto shall collaborate with each other in carrying out the Development Program as described in Exhibit A attached hereto for the commercialization of the Product. The Development Program will be scheduled over a period of twenty-four
(24) months commencing the date hereof.

         2.2 Each party hereto will give the other party such technical and/or business information as useful to research, develop, manufacture, use and/or sell the Product during the term of this Agreement.

                                    ARTICLE 3

                         Assignment of Joint Development

         3.1 During the term of this Agreement, each party hereto shall take its share separately of the Development Program;

                  for Teijin:       Testing and evaluating the Product
                                    (including the prototype model), and conduct of necessary procedures (including clinical trials) for the commercialization of the Product in Japan, and giving financial support to SpectRx described herein,

                  for SpectRx:      Research, designing, pre-producing and
                                    producing of the Product.


                  Notwithstanding the foregoing, the basic design and final evaluation of the Product shall be made jointly by both parties hereto.

                                    ARTICLE 4

                            Design and Pre-Production

         4.1 SpectRx shall design the Product and shall produce some of the prototype models of the Product at its facility in accordance with the specifications separately agreed upon between the parties hereto and applicable regulatory requirements.


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                                    ARTICLE 5

                            Evaluation and Acceptance

         5.1 Teijin shall test and evaluate the prototype model of the Product produced by SpectRx. If satisfactory, Teijin shall apply to the Japanese Ministry of Health and Welfare for an import and/or manufacturing approval of the Product with assistance of SpectRx in terms of necessary documents.

         5.2 If the prototype models of the Product are in accordance with the specifications, but found to be unsatisfactory to Teijin, Teijin may request SpectRx to continue the development of the Product, for which terms and conditions shall be separately negotiated.

                                    ARTICLE 6

                             Funds and Share of Cost

         6.1 Teijin shall provide SpectRx with funds totaling one million five hundred thousand US dollars ($1,500,000) for the development of the Product and rights to distribute the Product in Japan and in other Asian and Oceania countries. Provision of the funds shall be made by interbank telegraphic transfer in U.S. dollars to Wachovia Bank, Oakbrok Parkway, Norcross, Georgia; Routing #061-00-00-10; SpectRx Inc. in accordance with the following schedule:

             1)First payment:  Two hundred thousand U.S. dollars
                               ($200,000) upon the execution of this
                               Agreement;
             2)Second payment: Three hundred thousand U.S. dollars
                               ($300,000) upon the completion of the pilot study in the Development Program;
             3)Third payment:  Two hundred fifty thousand U.S. dollars
                               ($250,000) upon the mutually agreed decision of the specifications of the Product;
             4)Forth payment:  Five hundred thousand U.S. dollars
                               ($500,000) upon the completion and delivery of the prototype models of the Product; and
             5)Fifth payment:  Two hundred fifty thousand U.S. dollars
                               ($250,000) upon the obtainment of the import approval of the Product from the Japanese Ministry of Health and Welfare.

         6.2 Teijin shall have the right to evaluate the progress and result of the Development Program at any milestone described in Section 6.1 hereof. If such progress and result are unsatisfactory to Teijin, Teijin may terminate the Development Program at any milestone in spite of Section 16.1 hereof, thereafter Teijin will have no obligation to pay the remainder of the above funding and SpectRx will have no obligation to pay royalty or refund any of the money hereunder and all terms and conditions of this Agreement will be terminated except Article 14 hereof.

         6.3 Each party hereto shall bear any cost arising from its own activities hereunder.


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                                    ARTICLE 7

                           Purchase of Prototype Model

         7.1 Teijin will purchase at least one set of the prototype model of the research grade Product from SpectRx. The price of such prototype model does not exceed eighty-five thousand U.S. dollars ($85,000) per set. A deposit of fifty percent (50%) of the purchase price, forty-two thousand five hundred U.S. dollars ($42,500) in case of one set order, is required with the order, delivery to be one hundred twenty (120) days from receipt of the order and deposit for each hand research instrument made by SpectRx hereunder.

                                    ARTICLE 8

                                Result and Patent

         8.1 The result made solely by Teijin by non-invasive testing using the research instrument made by SpectRx hereunder in the eye will be jointly owned by both parties hereto. The result made jointly by Teijin and SpectRx using the research instrument made by SpectRx hereunder in the eye shall be jointly owned by both parties hereto.

         8.2 The patent on jointly owned result (hereinafter "Joint Patent") shall be filed by both parties hereto in any country. Any expenses to be incurred in filing and maintaining the Joint Patent shall be born equally by both parties hereto. If either of the parties hereto has no intention to file the Joint Patent in a country or countries, such party (hereinafter "Non-desiring party") shall notify its intentions to the other party as soon as possible. After receipt of such notice from the Non-desiring party or after failure of either party to notify the other party of its intention to join within thirty (30) days from the delivery of written notice by such other party expressing its desire to file the Joint Patent in a country or countries (hereinafter "Desiring Party"), whichever comes earlier, the Desiring party has the right to file the Joint Patent in its single name in such country or countries.

         8.3 Should either party hereto intend to withdraw or abandon its patent, the party shall notify the other party of its intentions and provide an opportunity for such other party to acquire the subject patent in its single name.


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                                    ARTICLE 9

              Product Infringement of Intellectual Property Rights

         9.1 SpectRx agrees to produce the Product without knowingly infringing any third party patent, patent application and/or other intellectual property rights, and indemnify and save Teijin harmless from any liability, costs and/or expenses resulting from any claim that such Product infringe any third party patent, patent application and/or other intellectual property rights, while Teijin agrees to monitor the patent situation including new patent applications in Japan. Teijin shall notify SpectRx of any potential infringement as soon as it is discovered, and both parties hereto will discuss on measures to cope with such potential infringement.

                                   ARTICLE 10

                              Commercial Production

         10.1 Once the Product is granted the necessary approval for import into and/or, distribution in Japan, Teijin and SpectRx shall enter an OEM Supply Agreement.

         10.2 At the time of this Agreement, Teijin wishes to launch the Product in Japanese market, once the approval of the Product is successfully obtained and enough clinical data for marketing use is accumulated, at the earliest time after Teijin obtains the import and/or distribution approval from Japanese government.

         10.3 In case that Teijin desires to manufacture the Product, SpectRx will consider granting to Teijin an exclusive right and license, which will not be unreasonably withheld, to manufacture, have manufactured, use and/or sell the Product in Japan under SpectRx's technology. However, SpectRx will retain the right to manufacture the electro optical sensor module for sale in Japan only or in other markets to be negotiated on a case by case basis.

                                   ARTICLE 11

                               Distribution Rights

         11.1 Teijin and its subsidiary(ies) have the exclusive rights for sale and distribution of the Product in Japan. Such rights are granted after the fifth payment is made per Section 6.1 hereof. Further, Teijin is hereby granted the first refusal right to sell and/or distribute the Product in other Asian and Oceania countries.

         11.2 SpectRx shall not supply the competitive product of the Product to any third party for the market of Japan and permitted countries, as far as Teijin has the exclusive rights for sale and distribution of the Product in such countries.



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         11.3 Information gained from early introduction of the Product into
Japanese market will help the introduction of the Product in non-Japanese markets. As such, if SpectRx sells the Product in other countries than Japan, SpectRx will pay to Teijin a commission of two percent (2%) of invoiced sales of the Product sold by SpectRx to customers other than Teijin.

                                   ARTICLE 12

                               Further Development

         12.1 If either party hereto desires to proceed the further development of the other product based on the similar technology of the Product, the other party would have the first refusal right to commercialize the other product with such party. In case that both parties hereto agree to develop such other product, a new agreement shall be executed by the parties hereto.

                                   ARTICLE 13

                                    Warranty

         13.1 Teijin and SpectRx hereby warrant to each other that:

              a) their obligations hereunder are not subject to prior commitments or obligations to any third party;

              b) SpectRx has not entered into any agreement with other party(ies) relating to research, development, manufacture, use and/or sale of the Product for the market of Japan and permitted countries;

              c) they act in good faith in connection with the obligations hereunder.

         13.2 An agreement dated December 2, 1994 exists between SpectRx and Boehringer Mannheim Corporation as defined in Exhibit B attached hereto. SpectRx hereby warrant to Teijin that such agreement between SpectRx and Boehringer Mannheim Corporation does not infringe upon the rights SpectRx is granting to Teijin for a "non-invasive quantitative replacement for the hemoglobin Alc test".

                                   ARTICLE 14

                                 Confidentiality

         14.1 Each of the parties hereto agrees that any data and information of a technical or commercial nature which is furnished to the other in written or tangible form by either party hereto under or in connection with this Agreement will be maintained by the receiving party in confidence and not disclosed to any third party for the duration hereof and a period of five (5) years thereafter and will not be used by the receiving party except as permitted in this Agreement. Neither party


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



hereto shall be under any obligation to maintain in confidence any portion of the received information which is (i) already in possession of the receiving party; (ii) independently developed by the receiving party; (iii) publicly disclosed by the disclosing party; (iv) rightfully received by the receiving party from a third party:,or (v) disclosed pursuant to the requirement or request of a governmental agency or third party to the extent such disclosure is required by operation of law, regulation or court order.

         14.2 Any data and/or information which is orally transmitted at the time as being of a proprietary or trade secret nature, shall be considered by the receiving party to be proprietary data and/or information, provided that the disclosing party notifies the receiving party in writing, within thirty (30) days of the oral transmission, identifying specifically the data and/or information so transmitted.

                                   ARTICLE 15

                                  Force Majeure

         15.1 If either party's performance hereunder is prevented, restricted or interfered with by reason of fire, explosion, strike, labor dispute, casualty or accident, unavailability of raw materials, flood, war, civil commotion, acts of God, any law, order or decree of any government or subdivision thereof or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such party, the party who affected shall be excused from performance hereunder to the extent and for the duration of such prevention, restriction or interference.

                                   ARTICLE 16

                              Term and Termination

         16.1 This Agreement shall come into force on the date first above written. Unless the parties executes a written termination agreement of this Agreement, this Agreement shall remain in force.

         16.2 Section 16.1 hereof notwithstanding, either party hereto may terminate this Agreement forthwith in the event that the other party:

              a) materially and substantially breaches this Agreement and does not cure or remedy such breach within sixty (60) days of receipt of the first party's notification of its intention to terminate this Agreement because of such breach as: (i) failure to complete a milestone per schedule; (ii) failure to make a milestone payment; (iii) failure to seek Ministry of Health and Welfare approval in Japan; (iv) failure to sell after Japanese approval at levels agreed to in the supply agreement;

              b) becomes insolvent, enters bankruptcy or ceases to pay its debts when due.



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         16.3 In the event of termination of this Agreement pursuant to Section
16.2 hereof, all sums paid or payable shall remain the property of SpectRx and shall not be refundable.

         16.4 Upon termination of this Agreement by SpectRx pursuant to Section
16.2 hereof, Teijin will use its reasonable efforts to cause to be transferred to SpectRx any governmental approvals obtained by Teijin and necessary for SpectRx to market the device in Japan or other permitted markets.

         16.5 Upon termination of this Agreement, all provisions end except
Article 14 hereof.


                                   ARTICLE 17

                                  Miscellaneous

         17.1 All notices, demands and other communications hereunder shall be made in writing and shall be addressed as follows:

              If to Teijin:

                       attn:    General Manager of Home Health Care
                                Planning Dept. Teijin Limited
                                1-1, Uchisaiwai-cho 2-chome, Chiyoda-ku,
                                Tokyo 100, Japan

                                If to SpectRx:
                                        attn:
                                             ------------------------
                                                 SpectRx Inc.
                                                 6025A Unity Drive,
                                                 Norcross, GA 30071, U.S.A.

         17.2 This Agreement shall inure to the benefit of and be binding upon and enforceable by the parties and their successors and permitted assigns. However, neither party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other, which will not be unreasonably withheld, except that such rights and obligations may be assigned or delegated by either party to any affiliated party in connection with reorganization whose performance of this Agreement is guaranteed by the co-signing party hereto or to a corporation or other business concern which acquires substantially all of the assets of that party.

         17.3 Should it be determined, in a form and manner which render such determination enforceable against either or both of the parties, that any provision of this Agreement is void, invalid, unenforceable or illegal, such determination shall not affect any other provision of this Agreement, and this Agreement shall be constructed and performed as if such void, invalid, unenforceable or illegal provision had never been contained herein.



                                       -8-

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         17.4 This Agreement constitutes the entire agreement and understanding of the parties hereto regarding all matters involving the transactions herein described, and supersedes all prior understandings, representations or agreements between the parties hereto regarding any such matters or transactions.

         17.5 This Agreement is executed in the English language in two counterparts, each of which shall for all purposes be deemed an original. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, U.S.A.

         17.6 The parties hereto agree to effectuate all reasonable efforts to resolve in an amicable manner any and all disputes between them including claims with respect to the use of the Product in the market in connection with this Agreement. In case that such disputes are not resolved within a reasonable period, they shall be finally settled by arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce in New York, New York, U.S.A.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into as of the date first above written.

TEIJIN LIMITED                               SPECTRX Inc.


By: /s/ Yasuatsu Yuasa                       By: /s/ Keith Ignotz
   -------------------------------------        --------------------------------
         Yasuatsu Yuasa

Title:   Managing Director,                  Title:   Chief Operating Officer
         Member of the Board                          Member of the Board
         General Manager of Home Health
         Care Division




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



                                   EXHIBIT A

                         SPECTRX INC. - TEIJIN LIMITED           January 5, 1995
              PROPOSED OPTION AND LICENSE PLAN WITH MILESTONES           KDI/mlh

---------------------------------------------------------------------------------------------------------------
                            |                        |                    |                      |
                            |                        |                    |                      |
                    License Acceptance of   Teijin provides final  SpectRx completes    Teijin conducts Beta
                    Japan clinical data     Japan product          development and      prototype clinicals and
                                            specification to       delivers 3 Alpha     Accepts product
                                            SpectRx                prototypes
   _____d                                                                               Submit application
   _____                                                                                KOUSEI-SHO
   rights
   ___pectRx

                    If Japan clinical is    SpectRx mutually       Teijin begins Alpha  Teijin & SpectRx
                    rejected, SpectRx may   agrees to Japan        testing              enter Supply
                    license to competition  product specification                       Agreement

---------------------------------------------------------
       |                  |
       |                  |
                    Teijin Obtains  SpectRx ships product
                    KOUSEI-SHO and  per the Supply
                    other required  Agreement
                    approvals
   _____d
   _____
   rights
   ___pectRx

                                    EXHIBIT B


                        DEVELOPMENT AND LICENSE AGREEMENT


         This Agreement is entered into and made effective as of this 2nd day of December, 1994, by and between Boehringer Mannheim Corporation, an Indiana corporation having a principal place of business at 9115 Hague Road, Indianapolis, Indiana 46250 ("BMC"); and SpectRx, Inc., a Delaware corporation having a principal place of business at 6025 A Unity Drive, Norcross, Georgia 30071 ("SI").

                                    RECITALS:

         A. BMC is in the medical diagnostics business and has experience and expertise in the areas of testing and marketing of medical diagnostics products.

         B. Pursuant to a License Agreement dated as of May 7, 1991, between Georgia Tech Research Corporation ("GTRC") and Laser Atlanta Optics, Inc. ("LAO"), which was assigned to SI on January 16, 1993, and amended on October 19, 1993 (the "GTRC License"), SI is the exclusive licensee of GTRC for certain know-how relating to a method and apparatus using non-invasive instrumentation to measure molecular changes in human lenses for the purpose of detecting diabetes.

         C. SI has developed a device to detect diabetes in humans and has built prototype devices and is conducting clinical trials of such devices.

         D. BMC has expressed an interest in participating as a member of SI's project team during the building of prototype devices and the execution of definitive clinical trials; as well as in acquiring worldwide, exclusive marketing rights to such device.

                  THEREFORE, in consideration of the premises and mutual agreements expressed herein, the parties agree as follows:

1.0      DEFINITIONS

         1.1 "Affiliate" shall mean, with respect to either party, any corporation, partnership or other business entity that now or in the future controls, is controlled by, or is under common control with, such party. "Control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or more interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

         1.2 "Device" shall mean any non-invasive instrument and improvements thereto developed by, for or with SI using the Know-How (defined below) that measures changes in human lenses for the qualitative detection of diabetes for screening purposes.

         1.3 "Know-How" shall mean all knowledge of SI, regardless of its source, relating to a method of using non-invasive instrumentation to measure molecular changes in living human lenses for the purpose of detecting diabetes, including, but not limited to, information not in the public domain obtained by way of the GTRC License.

2.0      RIGHTS GRANTED BY SI

         2.1 Effective upon payment in full to SI of the development payments described in Section 3, SI hereby grants to BMC a license to sell and market the Device on a world-wide and exclusive basis, subject to the terms set forth in this Agreement (the "Marketing License"). SI may not, during the term of the Marketing License, sell, market or distribute, or give any third party rights to sell, market or distribute, any non-invasive instrument developed by, for or with SI using the Know-How that measures changes in human lenses for the qualitative detection of diabetes for screening purposes. The Marketing License gives BMC the right to market the device for screening for diabetes. The term of the Marketing License, unless sooner terminated pursuant to the terms and conditions of this Agreement, shall be coincident with the term of the GTRC.


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


                                  APPENDIX "A"

1.       NON INVASIVE DIABETES SCREENING INSTRUMENTS;

         The instrument will have the ability to detect diabetes and is intended to be used for screening for diabetes. The SI diabetes screening instrument will present data useful for screening in a qualitative manner. The presentation of data will not compromise the quantitative data presentation of the SI instrument. The SI screening instrument will not be used, nor can the data be presented in such a manner that it could be used to evaluate long-term glucose control in a manner similar to the HbAlc test that the SI monitoring instrument is designed to replace.

2.       PRODUCT SPECIFICATIONS;

         Details to follow